Exhibit 99.1

Fellow Shareholders:

The Fairholme Fund is starting a shareholder process to replace the existing board of St Joe. This was not a decision made lightly. We are not activists. We always try to support the boards, management and shareholders of our portfolio companies. We like when everyone wins. When we saw problems at St. Joe, we tried to make constructive changes within the board structure. We ultimately came to the conclusion that this was not possible.

We believe in the following fundamental concepts:

•	St. Joe belongs to its shareholders, not its board or management

•	St. Joe management plans must reflect business reality

•	St. Joe management must stop selling cheap to fund wasteful spending

•	St. Joe management must be open, transparent and accountable

•	St. Joe management must feel the pain and joy of their constituents

•	St. Joe directors must lead by example

Who should be on the St. Joe board? It is your company as much as The Fairholme Fund’s roughly 500,000 shareholders. Let’s all decide.

Today we begin a director search in which every shareholder of St. Joe has the opportunity to be heard. We have retained the executive search firm of Spencer Stuart to oversee a process in which all shareholders can suggest director candidates, and in a few days will be establishing a web site, takebackjoe.com, to help facilitate the process. Spencer Stuart will review shareholder suggestions and make a recommendation to us for the best board of directors that reflects shareholder views. Charlie and I have submitted our own names and agreed to serve without compensation. In addition, we have proposed Governor Charlie Christ and Howard Frank, Vice Chair and COO of Carnival Corp, one of the world’s largest vacation companies. We anticipate filling the remaining spots on either a seven- or nine-member board with names proposed by our fellow shareholders and Spencer Stuart.

Under Florida law, a majority can act by written consent to remove the existing board and elect a new one without a shareholder meeting. However, because of roadblocks set up by St Joe directors just last week – which require us to name director nominees at the commencement of the removal process – we have decided to act to replace the existing board with the four nominees named above while the shareholder-driven search process working with Spencer Stuart is underway. If we win, these four new directors will add the individuals chosen through Spencer Stuart. This two step process is necessary to prevent the incumbent board and management from burning more of your money in order to protect their positions.

We will not seek to recover any of the cost of Spencer Stuart or the solicitation from St. Joe. We are not looking to spend a dime of the company’s money. This is a matter of principle for us, and our return will be reflected in a more valuable St. Joe.

More information will be published when available. While a written consent will be the simplest way to change the board, it may become appropriate to hold a special meeting of shareholders. Of course, Joe’s current directors can immediately step down and appoint our slate in order to save us all much time and expense.

Please visit the website when it is up in a few days and let Spencer Stuart know your views about director candidates. We will issue a news release when the site is active.

We’ve lost enough. Let’s take back Joe.

Fairholme Funds, Inc., on behalf of its series The Fairholme Fund

/s/ Bruce Berkowitz
Bruce Berkowitz
President

FORWARD-LOOKING STATEMENTS

Fairholme Funds, Inc., on behalf of its series The Fairholme Fund, urges you to read the entire letter to the shareholders (“Letter to Shareholders”) of The St. Joe Company (the “Company”) carefully. The Letter to Shareholders contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, forward-looking statements reflecting the current views of the management of Fairholme Funds, Inc. with respect to, among other things, the potential benefits of replacing the members of the board of directors of the Company (the “Board”) or the timing thereof, and the future valuation of the Company. Such statements are identified by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. The forward-looking statements herein involve risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements including, among others, whether the anticipated benefits of replacing the members of the Board can be realized. Fairholme Funds, Inc. does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. These and other relevant factors and any other information included in this Letter to Shareholders, and information that may be contained in our other filings with the Securities and Exchange Commission (“SEC”) available at no charge on the SEC’s website at http://www.sec.gov, should be carefully considered when reviewing any forward-looking statement.

CERTAIN INFORMATION CONCERNING POTENTIAL PARTICIPANTS

Fairholme Funds, Inc., a Maryland investment company, The Fairholme Fund, a series of Fairholme Funds, Inc., Fairholme Capital Management, L.L.C., a Delaware limited liability company, Mr. Bruce R. Berkowitz, Governor Charles J. Crist Jr., Mr. Charles M. Fernandez and Mr. Howard S. Frank, (Mr. Berkowitz, Governor Crist, Mr. Fernandez and Mr. Frank, each a United States citizen, and collectively with Fairholme Funds, Inc., The Fairholme Fund and Fairholme Capital Management, L.L.C., the “Participants”) may be deemed to be participants in a solicitation. Fairholme Funds, Inc., on behalf of The Fairholme Fund, intends to nominate Mr. Berkowitz, Governor Crist, Mr. Fernandez and Mr. Frank for election to the Board. Fairholme Funds, Inc. is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Fairholme Capital Management, L.L.C. is the investment adviser to The Fairholme Fund, among others, and is registered with the SEC as an investment adviser.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE CONSENT OR PROXY STATEMENT AND OTHER CONSENT OR PROXY SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITY AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION THE PARTICIPANTS IN THE CONSENT OR PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT OR PROXY STATEMENT, ONCE AVAILABLE, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT OR PROXY SOLICITOR AT THE TELEPHONE NUMBER INCLUDED IN THE DEFINITIVE CONSENT OR PROXY STATEMENT, ONCE AVAILABLE.

Mr. Berkowitz is the Founder, Managing Member and Chief Investment Officer of Fairholme Capital Management, L.L.C., and President and a Director of Fairholme Funds, Inc. Mr. Berkowitz has served as a Director of Fairholme Funds, Inc. since 1999. He has also served as a Director of White Mountains Insurance Group, Ltd., AmeriCredit Corporation and TAL.

Governor Crist is the 44th Governor of the State of Florida and served as Governor from 2007 to 2011. Governor Crist previously served as Attorney General of Florida from 2003 to 2007 and Education Commissioner of Florida from 2001 to 2003. Governor Crist also served as a Senator in the Florida Senate. Governor Crist is currently an attorney with the law firm of Morgan & Morgan.

Mr. Fernandez is the President of Fairholme Capital Management, L.L.C. and Vice President and a Director of Fairholme Funds, Inc. Mr. Fernandez is also a member of the Board of Directors of Miami Children’s Hospital Foundation. Mr. Fernandez was a Director of Lakeview Health Systems, LLC, a privately held healthcare company specializing in rehabilitation until October 2009 and served as President until 2007. Mr. Fernandez was also the Chief Executive Officer of Big City Radio, Inc. and held various positions with IVAX Corporation until 2003, serving most recently as a Director and Chairman of the Audit Committee of the Board of Directors.

Mr. Frank is the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc, the largest cruise vacation group in the world, and is responsible for directing corporate-wide business development strategies. Mr. Frank joined Carnival Corporation as Senior Vice President-Finance and Chief Operating Officer in July 1989 and has served as the company’s Vice Chairman and Chief Operating Officer since January 1998. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as Independent Director on the board of directors of Fairholme Funds, Inc.

Mr. Berkowitz and Mr. Fernandez have agreed, if nominated and elected to the Board, to waive any fees or expense reimbursement from the Company for their service as members of the Board.

The principal business address of Fairholme Funds, Inc., The Fairholme Fund, Fairholme Capital Management, L.L.C., Mr. Berkowitz and Mr. Fernandez is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.

The principal business address of Governor Crist is 695 Central Avenue, Suite 150 J, St. Petersburg, Florida 33701.

The principal business address of Mr. Frank is 3655 N.W. 87th Avenue, Miami, Florida 33178-2428.

Further information regarding Fairholme Capital Management, L.L.C., Mr. Berkowitz and Fairholme Funds, Inc., including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Fairholme Capital Management, L.L.C., Mr. Berkowitz and Fairholme Funds, Inc. with the Securities and Exchange Commission (“SEC”) on October 14, 2010, as may be amended from time to time (the “Schedule 13D”). The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.

As of the date hereof, Fairholme Funds, Inc. and The Fairholme Fund may be deemed to be the beneficial owners of 23,136,502 shares of the common stock of the Company, no par value (“Common Stock”) representing 24.98% of the shares of Common Stock outstanding as of October 28, 2010, according to the Company’s filing on Form 10-Q on November 2, 2010. Fairholme Capital Management, L.L.C. and Mr. Berkowitz may be deemed to be the beneficial owner of 26,784,636 shares of Common Stock representing 28.92% of the shares of Common Stock outstanding as of October 28, 2010.

As of the date hereof, Governor Crist, Mr. Fernandez and Mr. Frank do not beneficially own any interest in the securities of the Company.